Exhibit 10.30

Third Amendment to the
Weingarten Realty Investors
Deferred Compensation Plan

R E C I T A L S:

WEINGARTEN REALTY INVESTORS, a Texas real estate investment trust (the “Employer”) has previously established the Weingarten Realty Investors Deferred Compensation Plan (the “Deferred Compensation Plan”) under the terms of which selected employees and/or management are entitled to defer a portion of their compensation and/or have discretionary contributions made on their behalf by the Employer.

The Employer has previously established the Weingarten Realty Investors 2001 Long Term Incentive Plan (the “Long Term Incentive Plan”) under which selected full-time employees, consultants and/or Trust Managers may be granted an Award of Share Options or Restricted Shares, as therein defined.

Weingarten has determined it to be desirable to amend the Plan in certain respects, including with respect to the treatment of deferred Restricted Shares and Share Options following the lapse of restrictions on Restricted Shares or the exercise of Share Options;

NOW THEREFORE, the Board of Trust Managers desires to amend the Deferred Compensation Plan as follows, to be effective January 1, 2005.

1.    Article XI is hereby amended in its entirety as follows:

Each reference to an Award of Restricted Shares shall also include an Award of Share Options, as defined in the Long Term Incentive Plan.

2.    Section 11.3 is hereby amended to be and read as follows:

11.3    Terms and Conditions of Awards. Any deferred Restricted Shares or Share Options shall remain subject to the forfeiture and transfer restriction provisions of the Long Term Incentive Plan and any other terms and conditions established by the Management Development and Compensation Committee incident thereto. In the event that the Restricted Period, as defined under the Long Term Incentive Plan, has not expired or the Share Options have not been exercised at the end of the applicable share deferral period, any Restricted Shares or Share Options distributed by the Trustee shall remain subject to any and all such terms and conditions and any applicable provisions of the Long Term Incentive Plan imposed upon such Restricted Shares or Share Options. In addition, in the event that the Restricted Period has not expired at the end of the applicable share deferral period, Restricted Shares distributed by the Trustee shall contain the legend provided under the Long Term Incentive Plan. If the Restricted Period shall expire or the Share Options are exercised prior to the expiration of the share deferral election period, the deferred Shares shall be credited to a Weingarten Stock Account for the Participant’s benefit and neither the Trust Manager nor the Participant may direct that the Shares be liquidated and alternative investment options substituted therefor.

3.    Section 11.6 is hereby added to Article XI at the end thereof to be and read as follows:

11.6  Cancellation of Certain Restricted Share and Share Option Deferrals. Participants and Trust Managers will be entitled to elect, before December 31, 2005 to cancel previously made elections to defer Restricted Shares or Share Options. Such election shall only apply to deferrals of Restricted Shares that were not vested and Share Options that are not exercisable as of December 31, 2004. If deferrals of Restricted Shares are cancelled, the certificate representing such Shares shall be removed from the Weingarten Stock Account maintained on behalf of the Participant and transferred to the proper holder thereof under the terms of the Long Term Incentive Plan. If deferrals of Share Options are cancelled, the Award Agreement representing such Options shall be removed from the Weingarten Stock Account maintained on behalf of the Participant and transferred to the proper holder thereof under the terms of the Long Term Incentive Plan.

Executed this 1st day of August, 2005.

                        WEINGARTEN REALTY INVESTORS

By:	/s/ Michael Townsell
Name:	Michael Townsell
Title:	VP Human Resources